AMENDMENT NO. 1
TO THE
SAN JOAQUIN BANCORP/ELVIN G. BERCHTOLD
2002-2006 NON-QUALIFIED STOCK OPTION AGREEMENTS

     WHEREAS, San Joaquin Bancorp (the "Bancorp") maintains the San Joaquin Bancorp 1999 Stock Incentive Plan (the "Plan") for the benefit of its eligible Key Employees;

     WHEREAS, Bancorp and Elvin G. Berchtold (the "Optionee") entered into Non-Qualified Stock Option Agreements for one-thousand (1,000) shares in each of 2002, 2003, 2004, 2005 and 2006 pursuant to the outside director grant provision in paragraph 16.2 of the Plan (each referred to as an "Agreement and collectively as the "Agreements");

     WHEREAS, the Plan (in Section 15) and the Agreements (in Section 8) provide that Bancorp has the right to amend the Agreements; and

     WHEREAS, Bancorp has determined to amend the Agreements to provide that the option granted to Optionee under each of the Agreements shall become fully vested and exercisable on the date of the Optionee's retirement on or after age 85 or upon the Optionee's disability or death.

     NOW, THEREFORE, each of the Agreements is hereby amended effective as of February 13, 2007 as follows:

     Section 2 (Exercisability) is amended in each Agreement by adding a new sentence to the end of such section as follows:

     Notwithstanding the preceding provisions of this paragraph, upon the retirement of Optionee on or after age 85 or upon the disability or death of Optionee, this option shall be exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued.

     To record this Amendment No. 1 to the Agreements, Bancorp has caused it to be executed on this 13 day of February 2007.

SAN JOAQUIN BANCORP

By /s/ Bruce Maclin

ACCEPTED: /s/ Elvin G. Berchtold Elvin G. Berchtold April 10, 2007 Date